As filed with the Securities and Exchange Commission on March 10, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANCO DE CHILE

(Exact name of Registrant as specified in its charter)

BANK OF CHILE

(Translation of Registrant’s name into English)

Republic of Chile	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Paseo Ahumada 251

Santiago, Chile

Telephone: 011-562-637-1111

(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036

1-800-927-9800

(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Antonia E. Stolper

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-5009

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit/Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Shares of Common Stock, without nominal (par) value, represented by American Depositary Shares(3)
Shares of Preferred Stock
Debt Securities
Guaranteed Debt Securities

(1)	There are being registered under this registration statement such indeterminate principal amount of debt securities, which may be senior or subordinated, guaranteed or unguaranteed, and such indeterminate number of shares of common or preferred stock of the registrant as may from time to time be offered at indeterminate prices, including in the form of American depositary shares.
(2)	In accordance with Rule 456(b) and Rule 457(r), the Registrant is deferring payment of all of the registration fee.
(3)	American depositary shares issuable upon deposit of the shares of our common stock registered hereby have been or will be registered under a separate registration statement on Form F-6, as amended from time to time. Each American depositary share represents 600 shares of our common stock of Banco de Chile.

PROSPECTUS

SHARES OF COMMON STOCK

SHARES OF PREFERRED STOCK

DEBT SECURITIES

GUARANTEED DEBT SECURITIES

We may offer and sell, from time to time, in one or more offerings, the securities covered by this prospectus.

We may offer and sell the securities covered by this prospectus to or through underwriters, dealers and agents, or directly to purchasers on a continuous or delayed basis. We will provide the specific terms and prices of the securities that we may offer in supplements to this prospectus or other offering materials. The prospectus supplements or other offering materials may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement or other offering materials. You should read this prospectus and any applicable prospectus supplement or other offering materials carefully before you invest in the securities.

Our shares of common stock are listed on the Santiago Stock Exchange, the Electronic Stock Exchange of Chile and the Valparaiso Stock Exchange, which we refer to collectively as the “Chilean Stock Exchanges.” Our shares of common stock in the form of American depositary receipts are listed on the New York Stock Exchange in U.S. dollars under the symbol “BCH” and in the form of Units, on the Latibex in Euros.

Investing in our securities involves risks. You should carefully read the risks that are described in the “Risk Factors” section of our Annual Reports on Form 20-F filed with the Securities and Exchange Commission and in any applicable prospectus supplement or other offering materials before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2011.

As used in this prospectus, “Banco de Chile,” “the Bank,” “we,” “our” and “us” mean Banco de Chile and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or any other offering materials or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any other offering materials as well as the information contained in any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of an “automatic shelf” registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)) using a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement and any other offering materials may also add to, update or change any of the information contained in this prospectus. The prospectus supplement and any other offering materials may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement or other offering materials. You should read this prospectus, the applicable prospectus supplement and any other offering materials, together with the additional information described under “Where You Can Find More Information” before making an investment decision. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement, pricing supplement or other offering materials.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are an SEC registrant subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, file with, or furnish to, the SEC certain reports and other information. As a foreign private issuer, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Chile, which differ from those in the United States. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Such documents are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future annual reports on Form 20-F filed with the SEC pursuant to the Exchange Act, until we complete our offerings of the securities:

•	our Annual Report on Form 20-F for the year ended December 31, 2009, filed on June 29, 2010, which we refer to as our “2009 Annual Report;” and

•	our report on Form 6-K, furnished to the SEC on March 10, 2011.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

You may request, orally or in writing, a copy of any filings referred to above, excluding exhibits, other than those specifically incorporated by reference into the documents you request, at no cost, by contacting us at the following address: Banco de Chile, Attention: Investor Relations, at Paseo Ahumada 251, Santiago, Chile, telephone: +56 (2) 653-3554.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual results may differ materially from our expectations. In many cases, we include a discussion of the factors that are most likely to cause forward-looking statements to differ from actual results together with the forward-looking statements themselves.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained under “Forward-Looking Statements” in our 2009 Annual Report, which is incorporated in this prospectus by reference (and will be contained in any of our annual reports for a subsequent year that are so incorporated). See “Where You Can Find More Information” above for information about how to obtain a copy of our 2009 Annual Report.

In light of the factors described in our 2009 Annual Report and the other factors described in this prospectus, the future events anticipated therein and herein might not occur at all or may occur differently than as described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

THE COMPANY

Banco de Chile

We were founded in 1893, and we have been, for much of our recent history, among the largest and most profitable Chilean banks in terms of return on assets and equity in Chile. We are engaged primarily in commercial banking in Chile, providing traditional banking services to our diversified customer base that includes corporations and individuals.

We are a full-service financial institution that provides, directly and indirectly through our subsidiaries and affiliates, a wide variety of credit and non-credit products and services to all segments of the Chilean financial market, providing a powerful value proposition to our customers.

According to the Superintendencia de Bancos e Instituciones Financieras de Chile (the “Superintendency of Banks”), as of December 31, 2010, we were the second largest privately-owned bank in Chile in terms of total loans with a market share of 19.2%, the largest provider of commercial loans with a market share of 20.4%, the second largest provider of consumer loans with a market share of 22.1%, the second largest privately-owned bank in terms of residential mortgage loans with a market share of 14.9% and the largest privately-owned bank in terms of current accounts and demand deposits balances with a market share of 22.8%.

As of December 31, 2010 we had:

•	total assets of Ch$18,276,464 million (approximately U.S.$39,021 million);

•	total loans of Ch$14,377,995 million (approximately U.S.$30,698 million);

•	total deposits of Ch$12,144,149 million (approximately U.S.$25,929 million) of which Ch$4,446,181 million (approximately U.S.$9,493 million) correspond to current account and demand deposits; and

•	equity (including net income, non-controlling interest and provisions for minimum dividends) of Ch$1,694,325 million (approximately U.S.$3,617 million).

We deliver our services to our customers through the following four principal business segments:

We provide our retail customers with credit cards, residential mortgage loans, consumer loans and automobile financing loans, as well as traditional deposit services, such as current accounts, savings accounts and time deposits. Our banking services for wholesale customers include commercial loans (including working capital lines and trade finance), foreign exchange, capital markets services, cash management and non-credit services, such as payroll and payment services, as well as a wide range of treasury, financial advisory and risk management products.

More recently, we have complemented our products and services by entering into a strategic partnership with Citigroup Inc., as a result of our merger with Citibank Chile. This strategic alliance allowed us to nearly double our customer base in consumer finance (as our Consumer Finance Division absorbed the operations of Corporación Financiera Atlas S.A., Citibank Chile’s consumer division) and enhance our relationship with multinational companies that operate in Chile. In addition, our partnership with Citigroup Inc., an internationally well-known brand name, enabled us to broaden the scope of financial services that we offer to our customers through the addition of global financial services and other benefits. As a result of this partnership, we entered into a global connectivity agreement, which has supported the creation of (i) an international personal banking area, responsible for optimizing the access to financial services outside of Chile to our local retail customers, (ii) a global transactional services area, responsible for executing local and international cash management services, as well as custody and foreign trade assistance for our wholesale business segment, and (iii) an enhanced investment banking area, responsible for providing financial advisory services and access to global capital markets to our Chilean corporate customers.

In addition to our traditional banking operations, through our subsidiaries and affiliates we offer a variety of non-banking financial services including securities brokerage, mutual fund management, investment banking services, factoring, insurance brokerage, securitization, collection and sales services.

We are headquartered in Santiago, Chile, and as of December 31, 2010 had approximately 14,000 employees and delivered financial products and services through a nationwide distribution network of 422 branches, and 1,976 ATMs, that are part of a larger ATM network operated by Redbanc S.A. (a company owned by us and 12 other private sector financial institutions) that comprises more than 6,141 ATMs.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including capital expenditures.

DESCRIPTION OF SHARES OF OUR COMMON STOCK

Please note that in this section entitled “Description of Shares of Our Common Stock,” reference to “Banco de Chile,” “we,” “our” and “us” refer only to Banco de Chile as the issuer of the securities and not to Banco de Chile’s consolidated subsidiaries. This section summarizes all the material terms of shares of our common stock, including summaries of certain provisions of our by-laws and applicable Chilean law in effect on the date of this prospectus. They do not, however, describe every aspect of our shares of common stock, our by-laws or Chilean law. References to provisions of our articles of association are qualified in their entirety by reference to the full by-laws in Spanish, an English translation of which has been filed as an exhibit to the registration statement relating to this prospectus.

General

The number of our outstanding shares as of December 31, 2010, was 82,551,699,423 shares, without par value (which includes 73,834,890,472 shares of common stock and 8,716,808,951 shares of common stock of the “Banco de Chile-S” series which resulted from the merger of Citibank Chile with and into us). Our board of directors has convened an extraordinary shareholders’ meeting for March 17, 2011 in order to, among other matters, cancel all of our shares of common stock “Banco de Chile-S” series and replace them with an identical number of our shares of common stock. As of March 4, 2011, shares of our common stock and shares of our common stock of the “Banco de Chile-S” series became identical for all legal purposes and fully fungible, and the latter became also eligible to be deposited into our American depositary receipts (“ADRs”) facility. Our shares of common stock are listed for trading on the Chilean Stock Exchanges, on the New York Stock Exchange in connection with the registration of ADRs and on Latibex in the form of Units. Our market capitalization as of the same date was Ch$5,696,067,260,187 (U.S.$12,161,469,053). As of December 31, 2010, Banco de Chile had 13,734 holders of shares of common stock registered in Chile, including JPMorgan Chase Bank, N.A. as depositary of our American depositary share program. As of December 31, 2010, there were a total of 15 ADR holders on record. Since some of these ADRs are held by nominees, the number of record holders may not be representative of the number of beneficial holders.

Meetings and Voting Rights

An ordinary annual meeting of shareholders is held within the first four months of each year. The ordinary annual meeting of shareholders is the corporate body that approves the annual financial statements, approves all dividends in accordance with the dividend policy determined by our board of directors, elects the board of directors and approves any other matter that does not require an extraordinary shareholders’ meeting. The last ordinary annual meeting of our shareholders was held on March 25, 2010. Extraordinary meetings may be called by our board of directors when deemed appropriate, and ordinary or extraordinary meetings must be called by our board of directors when requested by shareholders representing at least 10% of the voting shares or by the Superintendency of Banks. Notice to convene the ordinary annual meeting or an extraordinary meeting is given by means of three notices which must be published in a newspaper of our corporate domicile (currently Santiago) previously determined by the shareholders at the annual ordinary meeting or, in the event of failing agreement in the previous meeting or disappearance or suspension of such newspapers, in the Official Gazette in a prescribed manner, and the first notice must be published not less than 15 days nor more than 20 days in advance of the scheduled meeting. Notice must also be mailed 15 days in advance to each shareholder and given to the Superintendency of Banks and the Chilean Stock Exchanges. Currently, we publish our official notices in the El Mercurio newspaper of Santiago.

The quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least an absolute majority of the issued shares. If a quorum is not present at the first meeting, the meeting can be reconvened (in accordance with the procedures described in the previous paragraph) and, upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented. The shareholders’ meetings pass resolutions by the affirmative vote of an absolute majority of those voting shares present or represented at the meeting. The vote required at any shareholders’ meeting to approve any of the following actions, however, is a two-thirds majority of the issued shares:

•	a change in corporate form, spin-off or merger;

•	an amendment of the term of existence, if any, and our early dissolution;

•	a change in corporate domicile;

•	a decrease of corporate capital previously approved by the Superintendency of Banks, provided it is not reduced below the legal minimum capital;

•	a decrease in the number of directors previously approved by the Superintendency of Banks;

•	the approval of contributions and appraisal of properties other than cash, in those cases where it is permitted by the General Banking Act;

•	the amendment of authority of the general shareholders’ meeting or the restriction of the authority of the board of directors;

•

the transfer of 50.0% or more of the corporate assets, regardless of whether it includes liabilities, or the implementation or amendment of any business plan that contemplates the transfer of more than 50.0% of the corporate assets or the transfer of 50.0% or more of the assets of a subsidiary if such subsidiary represents at least 20% of our assets, as well as transfer of shares of such subsidiary which will make it lose such status;

•	a change in the manner of distribution of profits established in the by-laws;

•	those set forth in the by-laws, if any;

•	any non-cash distribution in respect of the shares;

•	the repurchase of our shares of stock under the conditions set forth in articles 27A and 27B of the Chilean Corporations Law (Law 18,046);

•	the correction of nullity, caused by formal defects of any amendments to our by-laws referred to above; or

•	approval or confirmation of transactions with related parties, as set forth in articles 44 and 147 of the Chilean Corporations Law (Law 18,046).

Shareholders may accumulate their votes for the election of directors and cast all of their votes in favor of one person.

In general, Chilean law does not require a Chilean open stock corporation to provide the level and type of information that U.S. securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. However, shareholders are entitled to examine our books and those of our subsidiaries within the 15-day period before the ordinary annual meeting. Under Chilean law, a notice of a shareholders’ meeting listing matters to be addressed at the meeting must be mailed not fewer than 15 days prior to the date of such meeting, and, in cases of an ordinary annual meeting, shareholders holding a prescribed minimum investment must be sent an Annual Report of the bank’s activities which includes audited financial statements. Shareholders who do not fall into this category but who request it must also be sent a copy of the bank’s Annual Report. In addition to these requirements, we regularly provide, and management currently intends to continue to provide, together with the notice of shareholders’ meeting, a proposal for the final annual dividend.

The Chilean Corporations Law provides that a Chilean company’s annual report must include, in addition to the materials provided by the board of directors to shareholders, the comments and proposals made by the directors’ committee, and whenever shareholders representing 10.0% or more of the issued voting shares so request, such shareholders’ comments and proposals in relation to the company’s affairs. Similarly, the Chilean Corporations Law provides that whenever the board of directors of an open stock corporation convenes an ordinary annual shareholders’ meeting and solicits proxies for that meeting, or distributes information supporting its decisions, or other similar material, it is obligated to include as an annex to its annual report any pertinent comments and proposals that may have been made by the directors’ committee and shareholders owning 10.0% or more of the company’s voting shares who have requested that such comments and proposals be so included.

Only shareholders registered as such with us on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual (who need not be a shareholder) as his proxy to attend and vote on his behalf. Every shareholder entitled to attend and vote at a shareholders’ meeting has one vote for every share subscribed. Each share represents one vote and there are no special classes of shares with different rights. Our by-laws do not include any condition that is more significant than required by law to change the right of shareholders.

Capitalization

Under Chilean law, the shareholders of a company, acting at an extraordinary shareholders’ meeting, have the power to authorize an increase in such company’s capital. When an investor subscribes for issued shares, the shares are registered in such investor’s name, even if not paid for, and the investor is treated as a shareholder for all purposes except with regard to receipt of dividends and the return of capital, provided that the shareholders may, by amending the by-laws, also grant the right to receive dividends or distributions of capital. The investor becomes eligible to receive dividends and returns of capital once it has paid for the shares (if it has paid for only a portion of such shares, it is entitled to reserve a corresponding pro-rata portion of the dividends declared and/or returns of capital with respect to such shares unless the company’s by-laws provide otherwise). If an investor does not pay for shares for which it has subscribed on or prior to the date agreed upon for payment, the company is entitled under Chilean law to auction the shares on a stock exchange and collect the difference, if any, between the subscription price and the auction proceeds. However, until such shares are sold at auction, the subscriber continues to exercise all the rights of a shareholder (except the right to receive dividends and return of capital).

Article 22 of the Chilean Corporations Law states that the purchaser of shares of a company implicitly accepts its by-laws and any agreements adopted at shareholders’ meetings.

Approval of Financial Statements

Our board of directors is required to submit our audited financial statements to the shareholders annually for their approval. The approval or rejection of such financial statements is entirely within our shareholders’ discretion. If our shareholders reject our financial statements, our board of directors must submit new financial statements not later than 60 days from the date of such rejection. If our shareholders reject our new financial statements, our entire board of directors is deemed removed from office and a new board of directors is elected at the same meeting. Directors who individually approved such rejected financial statements are disqualified for re-election for the ensuing period.

Registrations and Transfers

We act as our own registrar and transfer agent, as is customary among Chilean companies. In the case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealings with us.

Dividend, Liquidation and Appraisal Rights

Under the Chilean Corporations Law, Chilean companies are generally required to distribute at least 30.0% of their earnings as dividends.

In the event of any loss of capital, no dividends can be distributed so long as such loss is not recovered. Also, no dividends of a bank above the legal minimum can be distributed if doing so would result in the bank exceeding its ratio of risk-weighted assets to regulatory capital or total assets.

Dividends that are declared but not paid by the date set for payment at the time of declaration are adjusted from the date set for payment to the date such dividends are actually paid, and they accrue interest.

We may declare a dividend in cash or in shares. When a share dividend is declared above the legal minimum (which minimum must be paid in cash), our shareholders must be given the option to elect to receive cash. Our ADS holders may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive a dividend in cash. See “Preemptive Rights and Increases of Share Capital.” A dividend entitlement lapses after 5 years and the funds go to the Chilean Treasury.

In the event of our liquidation, the holders of fully paid shares would participate equally and pro rata, in proportion to the number of paid-in shares held by them, in the assets available after payment of all creditors. The holders of fully paid shares would not be required to contribute additional capital to us in the event of our liquidation.

In accordance with the General Banking Law, our shareholders do not have appraisal rights.

Ownership Restrictions

Under Article 12 of the Chilean Securities Market Law and the regulations of the Superintendency of Banks, shareholders of open stock corporations are required to report the following to the Superintendencia de Valores y Seguros de Chile (the Chilean Securities Commission or “SVS”) and the Chilean Stock Exchanges:

•	any direct or indirect acquisition or sale of shares that results in the holder’s acquiring or disposing, directly or indirectly, 10.0% or more of an open stock corporation’s share capital; and

•

any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10.0% or more of an open stock corporation’s capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.

The foregoing requirements also apply to the acquisition or sale of securities or agreements which price or return depends or is conditioned (all or in a significant part) to changes or movements in the price of such shares. The report shall be made the day following the execution of the transaction.

In addition, majority shareholders must include in their report whether their purpose is to acquire control of the company or if they are making a financial investment. A beneficial owner of ADSs representing 10.0% or more of our share capital will be subject to these reporting requirements under Chilean law.

Under Article 54 of the Chilean Securities Market Law and the regulations of the SVS, persons or entities intending to acquire control, directly or indirectly, of an open stock corporation, regardless of the acquisition vehicle or procedure, and including acquisitions made through direct subscriptions or private transactions, are also required to inform the public of such acquisition at least 10 business days before the date on which the transaction is to be completed, but in any case, as soon as negotiations regarding the change of control begin or as soon as confidential information and documents concerning the target are delivered to the potential acquiror through a filing with the SVS, the stock exchanges where its securities are traded, a notice to the target, the companies controlled by and that control the target and through a notice published in two Chilean newspapers, which notice must disclose, among other information, the person or entity purchasing or selling and the price and conditions of any negotiations.

In addition to the foregoing, Article 54A of the Chilean Securities Market Law requires that within two business days of the completion of the transactions pursuant to which a person has acquired control of a publicly traded company, a notice shall be published in the same newspapers in which the notice referred to above was published and notices shall be sent to the same persons mentioned in the preceding paragraphs, as well as on their websites, if any.

The provisions of the aforementioned articles do not apply whenever the acquisition is being made through a tender or exchange offer.

Title XXV of the Chilean Securities Market Law on tender offers and the regulations of the SVS provide that the following transactions must be carried out through a tender offer:

•

an offer which allows a person to take control of a publicly traded company, unless (i) the shares are being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange and (ii) those shares are acquired (a) through a capital increase, (b) as a consequence of a merger, (c) by inheritance or (d) through a forced sale;

•

an offer for a controlling percentage of the shares of a listed company if such person intends to take control of the parent company (whether listed or not) of such listed company, to the extent that the listed company represents 75.0% or more of the consolidated net worth of the parent company; and

•

whenever a controlling shareholder acquires two thirds of the voting shares of a listed company, such controlling shareholder must offer to purchase the remaining shares from the minority shareholders in a tender offer, unless (i) the controlling shareholder has reached two thirds of the voting shares through a tender offer for all of the shares of the company, or (ii) it reaches such percentage as a result of a reduction of the capital of the company by operation of law.

Article 200 of the Chilean Securities Market Law prohibits any shareholder that has taken control of a publicly traded company to acquire, for a period of 12 months from the date of the transaction in which it gained control of the publicly traded company, a number of shares equal to or greater than 3.0% of the outstanding issued shares of the target without making a tender offer at a price per share not lower than the price paid at the time of taking control. Should the acquisition from the other shareholders of the company be made on a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the stock exchange.

Title XV of the Chilean Securities Market Law sets forth the basis to determine what constitutes a controlling power, a direct holding and a related party. The Chilean Securities Market Law defines control as the power of a person or group of persons acting (either directly or through other entities or persons) pursuant to a joint action agreement, to direct the majority of the votes at the shareholders’ meetings of the corporation and to elect the majority of members of its board of directors, or to influence the management of the corporation significantly. Significant influence is deemed to exist in respect of the person or group of persons with an agreement to act jointly that holds, directly or indirectly, at least 25.0% of the voting share capital, unless:

•	another person or group of persons acting pursuant to joint action agreement, directly or indirectly, controls a stake equal to or greater than the percentage controlled by such person;

•

the person or group does not control, directly or indirectly, more than 40.0% of the voting share capital and the percentage controlled is lower than the sum of the shares held by other shareholders holding more than 5.0% of the share capital (either directly or pursuant to a joint action agreement); or

•	in cases where the SVS has ruled otherwise, based on the distribution or atomization of the overall shareholding.

According to the Chilean Securities Market Law, a joint action agreement is an agreement among two or more parties which, directly or indirectly, own shares in a corporation at the same time and whereby they agree to participate with the same interest in the management of the corporation or in taking control of the same. The law presumes that such an agreement exists between:

•	a principal and its agents;

•	spouses and relatives within certain degrees of kinship;

•	entities within the same business group; and

•	an entity and its controller or any of the members of the controller.

Likewise, the SVS may determine that a joint action agreement exists between two or more entities considering, among other things, the number of companies in which they participate and the frequency with which they vote identically in the election of directors, appointment of managers and other resolutions passed at extraordinary shareholders’ meetings.

According to Article 96 of the Chilean Securities Market Law, a business group is a group of entities with such ties in their ownership, management or credit liabilities that it may be assumed that the economic and financial action of such members is directed by, or subordinated to, the joint interests of the group, or that there are common credit risks in the credits granted to, or in the acquisition of securities issued by, them. According to the Chilean Securities Market Law, the following entities are part of the same business group:

•	a company and its controller;

•	all the companies with a common controller together with that controller;

•	all the entities that the SVS declares to be part of the business group due to one or more of the following reasons:

•	a substantial part of the assets of the company is involved in the business group, whether as investments in securities, equity rights, loans or guaranties;

•	the company has a significant level of indebtedness and the business group has a material participation as a lender or guarantor of such indebtedness;

•

the company is a member of a controlling group of any company of those mentioned in the first two bullets above and there are reasons grounded in ties in the ownership, management or credit liabilities to include it in the business group; or

•

the company is controlled by a member of the controller of any of the entities of the business group if the latter is formed by more than one entity and if there is more than one group of controlling entities and there are reasons grounded in ties in the ownership, management or credit liabilities to include it in the business group.

Article 36 of the General Banking Law states that as a matter of public policy, no person or company may acquire, directly or indirectly, more than 10.0% of the shares of a bank without the prior authorization of the Superintendency of Banks, which may not be unreasonably withheld. The prohibition would also apply to beneficial owners of ADSs. In the absence of such authorization, any person or group of persons acting in concert would not be permitted to exercise voting rights with respect to the shares or ADSs acquired. In determining whether or not to issue such an authorization, the Superintendency of Banks considers a number of factors enumerated in the General Banking Law, including the financial stability of the purchasing party.

According to Article 35 bis of the General Banking Law, the prior authorization of the Superintendency of Banks is required for:

•	the merger of two or more banks;

•	the acquisition of all or a substantial portion of a banks’ assets and liabilities by another bank;

•	the control by the same person, or controlling group, of two or more banks; or

•	a substantial increase in the existing control of a bank by a controlling shareholder of that bank.

This prior authorization is only required when the acquiring bank or the resulting group of banks would own a significant market share in loans, defined by the Superintendency of Banks to be more than 15.0% of all loans in the Chilean banking system. The intended purchase, merger or expansion may be denied by the Superintendency of Banks; or, if the acquiring bank or resulting group would own a market share in loans determined to be more than 20.0% of all loans in the Chilean banking system, the purchase, merger, or expansion may be conditioned on one or more of the following:

•	the bank or banks maintaining regulatory capital higher than 8.0% and up to 14.0% of risk-weighted assets;

•	the technical reserve established in Article 65 of the General Banking Law being applicable when deposits exceed one and a half times the resulting bank’s paid-in capital and reserves; or

•	the margin for interbank loans be reduced to 20.0% of the resulting bank’s regulatory capital.

If the acquiring bank or resulting group would own a market share in loans determined by the Superintendency of Banks to be more than 15% but less than 20%, the authorization will be conditioned on the bank or banks maintaining a regulatory capital not lower than 10% of their risks weighted assets for the period specified by the Superintendency of Banks, which may not be less than one year. The calculation of the risk weighted assets is based on a five category risk classification system applied to a bank’s assets that is based on the Basel Committee recommendations.

According to the General Banking Law, a bank may not grant loans to related parties on terms more favorable than those generally offered to non-related parties. Article 84 No. 2 of the General Banking Law and the regulations issued by the Superintendency of Banks creates the presumption that natural persons who are holders of shares and who beneficially own more than 1.0% of the shares are related to the bank and imposes certain restrictions on the amounts and terms of loans made by banks to related parties. This presumption would also apply to beneficial owners of ADSs representing more than 1.0% of the shares. Finally, according to the regulations of the Superintendency of Banks, Chilean banks that issue ADSs are required to inform the Superintendency of Banks if any person, directly or indirectly, acquires ADSs representing 5.0% or more of the total amount of shares of capital stock issued by such bank.

Article 16 bis of the General Banking Law provides that the individuals or legal entities that, individually or with other people, directly control a bank and who individually own more than 10.0% of its shares must send to the Superintendency of Banks reliable information on their financial situation in the form and in the opportunity set forth in Resolution No. 3,156 of the Superintendency of Banks.

There are no limitations for non-resident or foreign shareholders to hold or exercise voting rights on the securities.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Law provides that whenever a Chilean company issues new shares for cash, it must offer its existing shareholders the right to purchase a number of shares sufficient to maintain their existing ownership percentages in the company. Pursuant to this requirement, preemptive rights in connection with any future issue of shares will be offered by us to the depositary as the registered owner of the shares underlying the ADSs. However, the depositary will not be able to make such preemptive rights available to holders of ADSs unless a registration statement under the Securities Act is effective with respect to the underlying shares or an exemption from the registration requirements thereunder is available.

We intend to evaluate, at the time of any preemptive rights offering, the practicality under Chilean law and Central Bank regulations in effect at the time of making such rights available to our ADS holders, as well as the costs and potential liabilities associated with registration of such rights and the related shares of common stock under the Securities Act, and the indirect benefits to us of thereby enabling the exercise by all or certain holders of ADSs of their preemptive rights and any other factors we consider appropriate at the time, and then to make a decision as to whether to file such registration statement. We cannot assure you that any registration statement would be filed. If we do not file a registration statement and no exemption from the registration requirements under the Securities Act is available, the depositary will sell such holders’ preemptive rights and distribute the proceeds thereof if a premium can be recognized over the cost of such sale. In the event that the depositary is not able, or determines that it is not feasible, to sell such rights at a premium over the cost of any such sale, all or certain holders of ADSs may receive no value for such rights. Non-U.S. holders of ADSs may be able to exercise their preemptive rights regardless of whether a registration statement is filed. The inability of all or certain holders of ADSs to exercise preemptive rights in respect of shares of common stock underlying such ADSs could result in such holders not maintaining their percentage ownership of the common stock following such preemptive rights offering unless such holder made additional market purchases of ADSs or shares of common stock.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a period that cannot be less than 30 days following the grant of such rights. During such period, and for an additional 30-day period thereafter, a Chilean corporation is not permitted to offer any unsubscribed shares for sale to third parties on terms which are more favorable than those offered to its shareholders. At the end of such additional 30-day period, a Chilean open stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on a Chilean stock exchange. Unsubscribed shares that are not sold on a Chilean stock exchange can be sold to third parties only on terms no more favorable for the purchaser than those offered to shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

This section summarizes all of the material provisions of the deposit agreement dated as of November 27, 2001, as amended by Amendment No. 1, dated as of February 1, 2011 pursuant to which the ADRs were issued, among Banco de Chile, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of ADRs. We refer to this agreement, including the amendment thereto, as the “amended deposit agreement.” We do not, however, describe every aspect of the amended deposit agreement, which has been incorporated by reference to the registration statement relating to this prospectus. You should read the amended deposit agreement for a more detailed description of the terms of the ADRs. Additional copies of the amended deposit agreement are available for inspection at the Corporate Trust Office of the depositary, which is presently located at 1 Chase Manhattan Plaza, Floor 58, New York, NY, 10005-1401 Attention: ADR Administration.

American Depositary Receipts

The depositary will issue ADRs evidencing American depositary shares (which we refer to as “ADSs”) pursuant to the amended deposit agreement. Each ADS will represent 600 shares of our common stock, including shares of our common stock and shares of common stock of the “Banco de Chile-S” series. An ADR may represent any number of ADSs. Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and us as holders of ADRs.

Pursuant to the terms of the amended deposit agreement, holders, owners and beneficial owners of ADRs will be subject to any applicable disclosure requirements regarding acquisition and ownership of shares of common stock or ADSs representing shares of our common stock as are applicable pursuant to the terms of our by-laws or Chilean laws, as each may be amended from time to time. See “Description of Shares of Our Common Stock” in this prospectus and “Item 10—Additional Information—Ownership Restrictions” in our 2009 Annual Report on Form 20-F for a description of these disclosure requirements applicable to shares of common stock and the consequences of noncompliance as of the date of this prospectus. The depositary has agreed, subject to the terms and conditions of the amended deposit agreement, to comply with our instructions as to such requirements.

Deposit and Withdrawal of Common Stock

The depositary will execute and deliver to, or upon the written order of, the persons specified in a written order of the depositor, an ADR or ADRs registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit, subject to the terms of the amended deposit agreement and upon the:

•	deposit with the custodian of the required number of shares of common stock accompanied by any appropriate instrument of transfer or endorsement in the form satisfactory to the custodian;

•	delivery of such certifications and payments as may be required by the custodian or the depositary;

•	payment of the required fees, charges and taxes; and

•

if required by the depositary and as applicable, the delivery to the depositary of an agreement or instrument providing full transfer to the custodian or its nominee of any dividend or right to subscribe shares or to receive other property or the proxy or proxies entitling the custodian to vote on the shares.

The execution and delivery of the ADRs will take place at any of the depositary’s designated transfer offices.

The depositary will not accept for deposit any shares of common stock unless it receives evidence of necessary regulatory approvals, if any.

The depositary may issue ADRs against rights to receive shares from us, any registrar, any of our agents, a central clearing agency, or other entity recording share ownership or transactions approved in writing by us. The depositary may issue ADRs against other rights to receive shares only if:

•	such other rights are fully collateralized (marked-to-market daily) with cash or U.S. government securities;

•

each applicant for such ADRs represents in writing that it owns such shares, has assigned all beneficial right, title and interest in such shares to the depositary and will hold such shares for the account of the depositary and will deliver such shares to the custodian as soon as practicable and promptly upon demand;

•	we have not requested the depositary to cease doing so at least two business days in advance of a proposed deposit; and

•

all ADRs issued against rights to receive shares represent no more than 30.0% of the shares actually deposited. The depositary may retain any compensation received by it in connection with these transactions, including, without limitation, earnings on such collateral.

At its discretion, the depositary may deliver the property that the ADR holders surrendering ADRs have the right to receive (other than the certificates representing the shares) at its office. At the request, risk and expense of the ADR holder surrendering ADRs, deposited shares and other proper documents of title may be forwarded from our office in Chile to the depositary’s office for delivery to the surrendering holders. In the event the depositary determines that there is a reasonable possibility that a tax would be imposed upon the withdrawal of shares in exchange for surrendered ADRs, it may require that the withdrawing investor provide satisfactory security to it in an amount sufficient to cover the estimated amount of the tax.

Dividends, Other Distributions and Rights

The depositary is required to convert promptly into U.S. dollars and transfer to the United States all cash dividends and other cash distributions denominated in Chilean pesos (or any other currency other than U.S. dollars) that it receives in respect of the deposited shares, to the extent that it can do so on a reasonable basis and subject to Chilean law. The depositary is also required to distribute the amount received in U.S. dollars to the holders of ADRs upon an averaged or other practicable basis without regard to any distinctions among holders on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed by the depositary will be reduced by any amounts to be withheld by us, the depositary or by us acting as custodian, including amounts on account of any applicable taxes and certain other expenses.

If the depositary determines that in its judgment any currency other than U.S. dollars received by it cannot be converted on a reasonable basis and transferred, the depositary may, subject to applicable laws and regulations, distribute such foreign currency received by it or hold such foreign currency (without liability for interest) for the respective accounts of the ADR holders entitled to receive the same.

If we declare a dividend in or free distribution of additional shares, the depositary may (with our approval) and shall (if we so request), distribute to the ADR holders (in proportion to the number of ADSs evidenced by their respective ADRs) additional ADRs evidencing an aggregate number of ADSs that represents the number of shares of common stock received in such dividend or free distribution. Instead of delivering ADRs of fractional ADSs, the depositary will sell the amount of shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs in accordance with the amended deposit agreement. If additional ADRs (other than ADRs for fractional ADSs) are not so distributed, each ADS shall thereafter also represent the additional shares distributed.

If we offer (or cause to be offered) to the holders of shares any rights to subscribe for additional shares of common stock or any rights of any other nature, the depositary shall, after consultation with us, have discretion:

•	as to the procedure followed to make such rights available to ADR holders;

•	in disposing of such rights for the benefit of such owners and making the net proceeds available in U.S. dollars to holders; or

•

if the depositary may not make such rights available or dispose of such rights and make the proceeds available, allowing the rights to lapse unexercised (without incurring liability to any person as a consequence thereof);

provided that the depositary will, at our request, either:

•

if it determines that it is lawful and feasible to do so, make such rights available to ADR holders by means of warrants or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holder; or

•

sell such rights or warrants or other instruments at public or private sale, at such place or places and upon such terms as it may deem proper, and allocate the net proceeds of such sales for the account of the owners of ADRs otherwise entitled upon an averaged or other practicable basis without regard to any distinctions among holders on account of exchange restrictions or the date of delivery of an ADR or ADRs or otherwise.

In this regard, we may, in our sole discretion, decide not to register the securities to which such rights relate under the Securities Act where such registration may be required in connection with the offer or sale of such securities. In this case, ADR holders would not be permitted to purchase such securities or otherwise exercise such rights and the depositary would, to the extent possible, dispose of such rights for the account of such holders as provided above. Such a disposal or rights may reduce the equity interest that ADR holders have in us.

If the depositary determines that any distribution of property other than cash (including shares of common stock or rights to subscribe therefor) is subject to any tax or governmental charge that it is obligated to withhold, the depositary may dispose of all or a portion of such property in such amounts and in such manner as it deems necessary and practicable to pay such taxes or governmental charges. The depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or governmental charges to the ADR holders.

Upon any split, consolidation, cancellation or any other reclassification of shares of common stock, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us, or to which we are a party, any securities that shall be received by the depositary or the custodian in respect of shares shall be treated as newly deposited shares under the amended deposit agreement, and ADSs shall from then on represent the right to receive the securities so received, except when (1) additional ADRs (as in the case of a stock dividend), or (2) the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

The depositary may, after consultation with us if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by us) for the determination of the holders of ADRs who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders of ADRs shall be so entitled.

Voting of the Underlying Deposited Securities

When the depositary receives any notice of a meeting of holders of common stock, it will mail to all ADR holders a notice containing:

•	the information included in such notice received by it;

•

a statement that each holder as of a specified record date will be entitled, subject to Chilean law and the provisions of or governing the deposited shares, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited shares represented by ADSs evidenced by such holder’s ADRs; and

•

a statement as to the manner in which each such holder of ADRs may instruct the depositary to exercise any right to vote held by such holder, including instructions to give a discretionary proxy to a person designated by us.

See “Description of Shares of Our Common Stock—Meetings and Voting Rights.” The holders of ADRs at the close of business on the date specified by the depositary are entitled, subject to any applicable provisions of Chilean law, our bylaws or the shares, to instruct the depositary how to exercise the voting rights, if any, pertaining to the shares represented by their ADSs. The depositary will endeavor, insofar as practicable and permitted under Chilean law and the shares, to vote the shares so represented in accordance with any such written instructions of holders of ADRs. The depositary may not itself exercise any voting discretion over any shares. If the depositary does not receive instructions from a holder of ADRs, the depositary shall deem such holder to have instructed it to give discretionary proxy to a person designated by us to vote the underlying shares.

Reports and Notices

The depositary will mail ADR holders any reports and communications received from us that are made generally available to holders of shares of common stock. The depositary will also send to ADR holders copies or summaries of such reports when furnished by us.

On or before the first date notice is given by us, by publication or otherwise, of any meeting or adjournment of a meeting of shareholders or of the taking of any action by shareholders other than at a meeting, or the making of any distribution on or offering of rights in respect of the deposited shares, we will send the depositary a copy of the notice in the form given or to be given to holders of shares. The depositary will arrange for the mailing to all ADR holders of a notice containing the information (or a summary of the information) contained in any notice of a meeting of holders of shares it receives.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the amended deposit agreement may at any time be amended by agreement between us and the depositary. Any amendment that imposes or increases any fees or charges (other than the fees of the depositary for the execution and delivery or the cancellation of ADRs and taxes and other governmental charges), or that otherwise negatively affects any substantial existing right of ADR holders, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the holders of outstanding ADRs. Every holder of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the amended deposit agreement as amended. Except in order to comply with mandatory provisions of applicable law, in no event may any amendment impair the right of any ADR holder to surrender his ADR and receive therefor the shares and other property represented by it.

Whenever so directed by us, the depositary will terminate the amended deposit agreement by mailing notice of such termination to the holders of all ADRs at least 30 days prior to the date fixed in such notice for termination. The depositary may likewise terminate the amended deposit agreement at any time six months after it has delivered to us a notice of its election to resign, provided that a successor depositary shall not have been appointed and accepted its appointment as provided in the amended deposit agreement.

If any ADRs remain outstanding after the date of termination, the depositary will:

•	discontinue the registration of transfer of ADRs;

•	suspend the distribution of dividends to the holders thereof; and

•	not give any further notices or perform any further acts under the amended deposit agreement, except

•	the collection of dividends and other distributions pertaining to the shares of common stock and any other property represented by such ADRs;

•	the sale of rights as provided in the amended deposit agreement; and

•

the delivery of shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs.

As soon as practicable after the six month anniversary of any date of termination, the depositary shall sell the shares and any other property represented by any ADRs that have not been surrendered and hold the net proceeds in a segregated account, together with any other cash then held, without liability for interest, in trust for the pro rata benefit of ADR holders that have not surrendered their ADRs. After making such sale, the depositary shall be discharged from all obligations to us, except to account for such net proceeds and other cash. Upon termination of the amended deposit agreement, we will also be discharged from all obligations thereunder, except for certain obligations to the depositary and its agents.

Charges of Depositary

Among other fees, the depositary will charge anyone to whom ADRs are delivered and anyone who surrenders ADRs $5.00 per 100 ADSs (or portion thereof) so issued or surrendered.

We will pay certain other charges of the depositary under the amended deposit agreement, except for:

•	stock transfer or other taxes and other governmental charges (which are payable by holders of ADRs or persons depositing shares);

•

cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or holders of ADRs delivering shares, ADRs or deposited securities (which are payable by such persons or holders);

•

transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by persons depositing shares or holders of ADRs withdrawing deposited securities);

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency); and

•

such fees and expenses as are incurred by the depositary (including without limitation expenses incurred on behalf of holders of ADRs in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

Liability of Holders for Taxes or Other Charges

If any tax or other governmental charge shall become payable by or on behalf of the custodian or the depositary with respect to an ADR, any deposited securities represented by the ADSs evidenced such ADR or any distribution thereon, such tax or other governmental charge shall be paid by the holder of such security to the depositary. The depositary may refuse to effect any registration, registration of transfer, split-up or combination or, subject to the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act (as such instructions may be amended from time to time), any withdrawal of such deposited securities until such payment is made. The depositary may also deduct from any distributions on or in respect of deposited securities, or may sell by public or private sale for the account of the holder of such security any part or all of such deposited securities (after attempting by reasonable means to notify the holder of such security prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the holder of such security remaining liable for any deficiency, and shall reduce the corresponding number of ADSs to reflect any such sales of shares.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the depositary, provided that the depositary may close the transfer books, at any time and from time to time, when deemed expedient by it in connection with the performance of its duties or at our request. The depositary or the custodian may require payment from the person presenting an ADR or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge, and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the holders of ADRs as a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or transfer and withdrawal of shares of common stock.

The depositary may refuse to deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, shares until it has received such proof of citizenship, residence, exchange control approval, payment of all applicable Chilean taxes or other governmental charges, legal or beneficial ownership or other information as it may deem necessary or proper or as we may require by written request to the depositary. The execution and delivery or transfer of ADRs generally may be suspended during any period when our transfer books or the transfer books of the depositary are closed or if deemed necessary or advisable by us or the depositary. ADR holders may inspect the transfer books of the depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with other holders of the ADRs in the interest of a business or object other than our business or a matter related to the amended deposit agreement or the ADRs.

General

Neither we nor the depositary will be liable to the holders of ADRs if prevented or delayed in performing their obligations under the amended deposit agreement by any present or future law, regulation, decree, order or other action of the United States, Chile or any other country, or of any other governmental authority, or by reason of any act of God, war or circumstances beyond their control or in the case of the depositary, any provision of our bylaws or of the securities deposited. Our obligations and those of the depositary are expressly limited to performing their respective duties specified therein without gross negligence or bad faith.

ADS holders are subject to certain provisions of the rules and regulations promulgated under the Exchange Act and to the regulations of the Superintendency of Banks relating to the disclosure of interests in the shares of common stock. Any ADS holder who has or comes to have, directly or indirectly, an interest of 5.0% (or such other percentage as may be prescribed by law or regulation) or more of our outstanding shares must:

•	under the Exchange Act, within 10 days after acquiring such interest and thereafter upon certain changes in such interests, notify us as required by such rules and regulations; and

•

under regulations of the Superintendency of Banks, within 15 days after acquiring such interest, send to us a notarized declaration as to the number of shares and ADSs beneficially owned by it and commit to report to us any subsequent acquisitions of shares or ADSs.

In addition, ADR holders are subject to the reporting requirements contained in Articles 12 and 54 and Titles XV and XXV of the Chilean Securities Market Law and Article 16 bis of the General Banking Law and the ownership limitations of Articles 35 bis and 36 of the General Banking Law (which provisions may apply when a holder beneficially owns or intends to purchase 10.0% or more of our shares or has the intention of taking control of us).

ADS holders who beneficially own more than 1.0% of the shares of common stock are also subject to the presumption created by Article 84 No. 2 of the General Banking Law that such owners are our related parties, and are thus subject to certain restrictions on the amounts and terms of loans made by banks to related parties.

Valuation of Underlying Shares for Chilean Law Purposes

For all purposes of valuation under Chilean law, the acquisition value of the shares of common stock delivered to any holder upon surrender of ADRs shall be the highest reported sale price of the shares on the Santiago Stock Exchange on the day during which the transfer of the shares is recorded under the name of such holder. In the event that no such sale price is reported by the Santiago Stock Exchange during that day, the value shall be deemed to be the highest trade price on the day during which the last trade took place. However, if 30 or more days have elapsed since the last trade, such value shall be adjusted in accordance with the variation of the Chilean consumer price index during the period since such last trade date.

DESCRIPTION OF THE PREFERRED SHARES

We will set forth in the applicable prospectus supplement or other offering materials a description of the preferred shares which may be offered under this prospectus.

DESCRIPTION OF THE DEBT SECURITIES

We will set forth in the applicable prospectus supplement or other offering materials a description of the debt securities which may be offered under this prospectus.

DESCRIPTION OF GUARANTEED DEBT SECURITIES

We will set forth in the applicable prospectus supplement or other offering materials a description of the guaranteed debt securities which may be offered under this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following three ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement or other offering materials and will include, among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the applicable prospectus supplement or other offering materials with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement or other offering materials, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or other offering materials. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement or other offering materials. Unless otherwise indicated in the applicable prospectus supplement or other offering materials, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement or other offering materials, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement or other offering materials, and the applicable prospectus supplement or other offering materials will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, all securities offered by this prospectus, other than our common stock that is listed on the New York Stock Exchange, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but, unless otherwise specified in the applicable prospectus supplement or other offering materials, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

EXPENSES

The following table sets forth the estimated expenses to be paid by us in connection with the filing of this registration statement:

Expenses	Amount
Legal fees and expenses	Ch$	199,312,000
Accounting fees and expenses	Ch$	51,587,520
Total	Ch$	250,899,520

VALIDITY OF THE SECURITIES

The validity of the securities and certain other matters of Chilean law will be passed upon for us by Carey y Cía Ltda.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 20-F for the year ended December 31, 2009 have been audited by Ernst & Young Limitada, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Our consolidated financial statements as of and for the year ended December 31, 2010 appearing in Form 6-K, furnished to the SEC on March 10, 2011, have been audited by Ernst & Young Limitada, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

NOTICES

All notices will be deemed to have been given upon the mailing by first class mail, postage prepaid, of those notices to holders of securities at their registered addresses as recorded in the register of holders of such securities.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a bank organized under the laws of Chile. Most of our directors and executive officers reside outside the United States (principally in Chile) and substantially all of our assets and the assets of these individuals are located outside the United States. As a result, it may be difficult for you to:

•	effect service of process outside Chile upon us or such persons; or

•	bring an original action against us or our directors and executive officers in the United States or Chile to enforce liabilities based upon the federal securities laws of the United States.

It may also be difficult for you to enforce in Chilean courts judgments obtained in U.S. court against us or our directors and executive officers or other persons named in the Registration Statement, of which this Prospectus is a part, based on civil liability provisions of the federal securities laws of the United States. If a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law currently in force, and consequently, subject to the satisfaction of certain factors. The most important of these factors are the existence of reciprocity, the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances, the Chilean courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, that the defendant was afforded a real opportunity to appear before the court, that enforcement would not violate Chilean public policy and the judgment being final under the laws of the country in which it was rendered.

In general, the enforceability in Chile of final judgments of U.S. courts does not require retrial in Chile. However, there is doubt as to the enforceability, in original actions in Chilean courts, of liabilities predicated solely on the federal securities laws of the United States and as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

PROSPECTUS

March 10, 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Indemnification under Banco de Chile’s by-laws and Chilean laws. No provision of Banco de Chile’s by-laws provides for the indemnification of directors and officers. Under Chilean law, when a director or officer of a corporation acts within the scope of his or her authority and exercises due diligence, the corporation will answer for any resulting liabilities or expenses.

Banco de Chile’s directors and officers insurance.

Banco de Chile holds an insurance policy from Chartis Chile Compañía de Seguros Generales S.A. that covers its directors and executive officers’ civil liability under the terms and conditions set forth in the general conditions submitted to the SVS under code Nr. POL 1 07 038 (the “D&O Policy”).

Particularly, the D&O Policy shall cover any loss suffered by a director, executive officer and the other insured parties described in the D&O Policy, if such a loss is a result of a claim filed anywhere in the world against any of such directors and executive officers for any corporate act.

For purposes of the D&O Policy, corporate act shall mean any action, mistake or failure to act (omission) by a director or an executive officer which arise from the performance by a director or executive officer of its duties as such.

As described in the D&O Policy, loss shall mean (i) defense expenses, (ii) any damage compensation, including punitive damages, declared to be paid by a final and conclusive judgment, and (iii) any amount to be paid by a director or executive officer which is a result of a settlement between the parties, provided previous approval to such settlement is given by the insurance company.

The D&O Policy shall not cover for any loss arising from (i) severance payments or any other payments due under labor, social security or housing laws, (ii) fiscal obligations or any other amounts that are not subject to insurance, (iii) any reimbursement made to Banco de Chile under Section 304 of the Sarbanes-Oxley Act of 2002, and (iv) any amount that the insured party is required to make in excess of the effective damages caused according to the D&O Policy.

The insurer shall not be held liable and shall not make any payment to the insured party in the following cases, among others described in the D&O Policy: (i) any corporate act performed to obtain a benefit to which the insured party is not legally entitled; (ii) the commitment of a crime or a dishonest or fraudulent act; (iii) a claim against an insured party for injuries, sicknesses, death or emotional distress; (iv) prior or existing claims; and (v) pollution claims, subject to certain exemptions.

The D&O Policy is in force since noon of January 2, 2011, and shall remain in force until noon of January 2, 2012.

Item 9.	Exhibits

Number	Description	Incorporated by Reference to Filings Indicated

3.1	Estatutos of Banco de Chile, which serve as our articles of incorporation and bylaws (English translation) (incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (File No. 1-15266) filed with the Commission on June 29, 2010).

4.1	Amended and Restated Deposit Agreement, dated November 27, 2001, among Banco de Chile, JPMorgan Chase Bank, N.A. (as depositary) and Holders of American Depositary Receipts (incorporated by reference to our Registration Statement on Form F-6 (Registration No. 333-14128)) filed with the Commission on November 21, 2001).

4.2	Amendment No. 1, dated February 1, 2011, to the Deposit Agreement among Banco de Chile, JPMorgan Chase Bank, N.A. (as depositary) and Holders of American Depositary Receipts (incorporated by reference to our Registration Statement on Form F-6 (Registration No. 333-171999) filed with the Commission on February 1, 2011).

5.1	Opinion of Carey y Cía Ltda. as to the validity of the securities.	*

23.1	Consent of Ernst & Young Limitada.	*

23.2	Consent of Carey y Cía Ltda. (included in Exhibit 5.1).	*

24.1	Power of Attorney (included on signature page).	*

*	Filed herewith.

Item 10.	Undertakings

The undersigned registrant hereby undertakes:

(a)

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include in the prospectus any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Santiago, Chile, on March 10, 2011.

BANCO DE CHILE

By:	/S/ ARTURO TAGLE QUIROZ
Name: Title:	Arturo Tagle Quiroz Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Arturo Tagle Quiroz and Pedro Samhan E., and each of them, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ ARTURO TAGLE QUIROZ Arturo Tagle Quiroz	Chief Executive Officer	March 10, 2011

/S/ PEDRO SAMHAN E. Pedro Samhan E.	Chief Financial Officer	March 10, 2011

/S/ HECTOR HERNÁNDEZ GONZALEZ Hector Hernández Gonzalez	Chief Accounting Officer	March 10, 2011

/S/ PABLO GRANIFO L. Pablo Granifo L.	Chairman and Director	March 10, 2011

/S/ ANDRONICO LUKSIC C. Andronico Luksic C.	Vice Chairman and Director	March 10, 2011

/S/ JORGE AWAD M. Jorge Awad M.	Director	March 10, 2011

/S/ JACOB ERGAS E. Jacob Ergas E.	Director	March 10, 2011

Name	Title	Date

Fernando Quiroz R.	Director	March 10, 2011

Guillermo Luksic C.	Director	March 10, 2011

Raul Anaya E.	Director	March 10, 2011

/S/ GONZALO MENENDEZ D. Gonzalo Menendez D.	Director	March 10, 2011

/S/ FELIPE JOANNON VERGARA Felipe Joannon Vergara	Director	March 10, 2011

/S/ FRANCISCO PEREZ M. Francisco Perez M.	Director	March 10, 2011

/S/ JAIME ESTEVEZ V. Jaime Estevez V.	Director	March 10, 2011

/S/ DONALD J. PUGLISI Donald J. Puglisi	Authorized Representative in the United States	March 10, 2011

EXHIBIT INDEX

Number	Description	Incorporated by Reference to Filings Indicated

3.1	Estatutos of Banco de Chile, which serve as our articles of incorporation and bylaws (English translation) (incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (File No. 1-15266) filed with the Commission on June 29, 2010).

4.1	Amended and Restated Deposit Agreement, dated November 27, 2001, among Banco de Chile, JPMorgan Chase Bank, N.A. (as depositary) and Holders of American Depositary Receipts (incorporated by reference to our Registration Statement on Form F-6 (Registration No. 333-14128)) filed with the Commission on November 21, 2001).

4.2	Amendment No. 1, dated February 1, 2011, to the Deposit Agreement among Banco de Chile, JPMorgan Chase Bank, N.A. (as depositary) and Holders of American Depositary Receipts (incorporated by reference to our Registration Statement on Form F-6 (Registration No. 333-171999) filed with the Commission on February 1, 2011).

5.1	Opinion of Carey y Cía Ltda. as to the validity of the securities.	*

23.1	Consent of Ernst & Young Limitada.	*

23.2	Consent of Carey y Cía Ltda. (included in Exhibit 5.1).	*

24.1	Power of Attorney (included on signature page).	*

*	Filed herewith.